Exhibit 99.4

Non-GAAP - Financial Measure

The following discussion and analysis includes both financial measures in accordance with GAAP, as well as adjusted EBITDA, which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a The Meet Group’s (the “Company”) performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to, net income, operating income, and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of our historical operating results nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

We believe that both management and stockholders benefit from referring to adjusted EBITDA in planning, forecasting, and analyzing future periods. We use this non-GAAP financial measure in evaluating our financial and operational decision making and as a means to evaluate period-to-period comparison.

We define Adjusted EBITDA as earnings (or loss) from operations before interest expense, benefit or provision for income taxes, depreciation and amortization, stock-based compensation, changes in warrant obligations, nonrecurring acquisition, restructuring or other expenses, gain or loss on cumulative foreign currency translation adjustment, gains on sales of assets, bad debt expense outside the normal range, and goodwill and long-lived asset impairment charges, if any. We exclude stock-based compensation because it is non-cash in nature. We believe Adjusted EBITDA is an important measure of our operating performance because it allows management, investors, and analysts to evaluate and assess our core operating results from period to period after removing the impact of acquisition related costs, and other items of a non-operational nature that affect comparability. We recognize that Adjusted EBITDA has inherent limitations because of the excluded items.

We have included a reconciliation of our Net Income for the Company and Ifwe, which is the most comparable financial measure calculated in accordance with GAAP, to adjusted EBITDA. We believe that providing this non-GAAP financial measure, together with the reconciliation from GAAP, helps investors make comparisons between us and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

The following table presents, for the year ended December 31, 2016, a reconciliation of Net Income, a GAAP financial measure, to Adjusted EBITDA:

	For the Year Ended December 31, 2016
	Historical The Meet Group	Historical Ifwe	Total
Net income	$46,268,618	$1,473,622	$47,742,240

Interest expense	19,388	37,571	56,959
Change in warrant liability	864,596	(78,125)	786,471
Provision for income taxes	(27,875,362)	961,808	(26,913,554)
Depreciation and amortization	4,069,211	4,729,991	8,799,202
Impairment of capitalized website development costs	-	541,322	541,322
Product development reclassified to expense	-	(1,593,270)	(1,593,270)
Stock-based compensation expense	3,567,987	2,353,193	5,921,180
Acquisition and restructuring costs	2,457,295	1,166,667	3,623,962
Gain on effect of foreign currency adjustment	(33,416)	(20,472)	(53,888)
Adjusted EBITDA	$29,338,317	$9,572,307	$38,910,624